UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2003

Timberline Software Corporation
(Exact Name of Registrant as specified in its charter)
Oregon (State or other jurisdiction of incorporation)	0-16376 (Commission File Number)	93-0748489 (IRS Employer Identification No.)

15195 N.W. Greenbrier Parkway, Beaverton, Oregon Address of Principal Executive Office	97006-5701 Zip Code

(503) 690-6775
Registrant's telephone number including area code :

None
(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits
(a)	Financial statements of businesses acquired. Not applicable.
(b)	Pro forma financial information. Not applicable.
(c)	Exhibits. The following exhibits are filed herewith and this constitutes the exhibit index:
Exhibit
99	Press Release dated July 23, 2003

Item 9. Regulation FD Disclosure

On July 23, 2003, Timberline Software Corporation issued a press release, including certain forward looking statements, disclosing earnings for the quarter ended June 30, 2003.  All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TIMBERLINE SOFTWARE CORPORATION (Registrant)
Date: July 23, 2003	By /s/ Carl C. Asai Carl C. Asai, Senior Vice President and Chief Financial Officer

TIMBERLINE	NEWS RELEASE

Contact: Carl Asai, Sr. Vice President - Finance and CFO 503.690.6775 - Fax: 503.439.5299 - timberline.com

TIMBERLINE REPORTS SECOND QUARTER RESULTS

Beaverton, Oregon - July 23, 2003 - Timberline Software Corporation (NASDAQ: TMBS), a leading supplier of integrated financial and operations software and services for the construction and real estate industries, today reported a return to profitability for the year on a 17% increase in revenue for the three months ended June 30, 2003 compared to the same period a year ago. The increase in revenue was primarily the result of a 38% increase in software license revenue and a continuing increase in service revenue.

Net income for the quarter was $626,000, or $0.05 per diluted share, on revenue of $16.5 million compared to a net loss of $317,000, or $(0.03) per diluted share, on revenue of $14.1 million for the second quarter of 2002.

For the six months ended June 30, 2003, Timberline ("the Company") had net income of $499,000, or $0.04 per diluted share, on revenue of $32.0 million compared to a net loss of $95,000, or $(0.01) per diluted share, on revenue of $28.5 million for the six months ended June 30, 2002.

"We had a significant increase in quarterly software license revenue, both on a year-over-year and sequential quarterly basis," said Curtis Peltz, Timberline's president and chief executive officer. "While it continues to be a challenging environment in which to sell software, we believe our strategy of offering Timberline Office, an integrated suite of accounting, estimating, project management and other operational software applications, is gaining traction in the marketplace, both from new prospects and our existing customers."

Software license revenue increased 38% to $5,898,000 in the second quarter of 2003 from $4,271,000 for the comparable quarter in 2002. This also represented a 24% increase in software license revenue over the first quarter of this year. Service fee revenue increased 8% to a record $10,434,000 in the second quarter of 2003 from $9,642,000 for the same quarter a year ago.

Operating expenses for the quarter increased $779,000, or 6%, to $13,409,000 in 2003 from $12,630,000 in 2002. Capitalized software development costs, which reduce operating expenses, decreased $741,000 in 2003 compared to the second quarter of 2002. Excluding these costs, operating expenses for the quarter were essentially flat compared to the second quarter of 2002.

The Company's financial position remained strong during the second quarter. Total assets as of June 30, 2003, amounted to $53.8 million, and cash and temporary investments increased to $12.9 million as of June 30, 2003, compared to $10.3 million as of December 31, 2002. Cash generated from operations for the first half of the year amounted to $4.4 million. Primary uses of cash during the first half of the year were cash dividends, amounting to $944,000, and capital expenditures of $913,000.

CASH DIVIDEND DECLARED

As previously announced, the Company's Board of Directors declared the regular quarterly cash dividend of $0.04 per share payable August 15, 2003, to shareholders of record on August 1, 2003.

PREVIOUSLY ANNOUNCED MERGER AGREEMENT

On July 16, 2003, the Company announced a definitive merger agreement between the Company, The Sage Group plc and a wholly-owned subsidiary of Best Software, under which Best Software would acquire the Company. Under the terms of the agreement, which was unanimously approved by the Company's Board of Directors, the Company's shareholders would receive $8.25 per share in cash for their common shares. The merger is subject to approval by the Company's shareholders as well as customary approvals under antitrust laws and other customary closing conditions, and is expected to be completed by the end of the third quarter or early fourth quarter of this year. A definitive proxy statement and announcement of the date of the special shareholder meeting to vote on this merger is expected to be sent to shareholders in August.

CONFERENCE CALL

As previously announced, the Company will not host a conference call to discuss its financial results for the quarter.

FORWARD-LOOKING STATEMENTS

This news release contains a forward-looking statement within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. The expected closing date of the merger agreement in the news release is a forward-looking statement. This statement is necessarily subject to risk and uncertainty, including the possibility that the transaction will not close or that the actual closing date could differ materially due to certain risk factors, including without limitation, failure to receive shareholder approval, delays in obtaining shareholder approval of the transaction, and other delays related to regulatory approvals.

PROXY

Timberline will file a proxy statement and other documents regarding the proposed merger described in this press release with the Securities and Exchange Commission (SEC). Timberline shareholders are urged to read the proxy statement when it becomes available, because it will contain important information. A definitive proxy statement will be sent to shareholders of Timberline seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by Timberline with the SEC at no expense at www.sec.gov. Copies of the proxy statement and other documents filed by Timberline with the SEC may also be obtained free of cost by directing a request to Timberline SVP & CFO Carl Asai.

Information about the directors and officers of Timberline is included in Timberline's proxy statement for its 2003 annual meeting of shareholders filed with the SEC on March 21, 2003. This document is available free of charge at www.sec.gov and directly from Timberline.

Note: Transmitted on PR Newswire @ 1:05 PM PDT, July 23, 2003

TIMBERLINE SOFTWARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts in thousands, except per share data)

	Six Months Ended June 30,		Quarter Ended June 30,
	2003	2002	2003	2002
Net revenue:
Computer software	$10,657	$9,099	$5,898	$4,271
Service fees	20,726	18,609	10,434	9,642
Other	657	744	159	196
Net revenue	32,040	28,452	16,491	14,109

Cost and expenses:
Cost of revenue	4,654	3,787	2,185	2,042
Client services	7,249	6,655	3,699	3,365
Product development	8,090	7,478	3,996	3,853
Sales and marketing	7,282	7,085	3,602	3,509
General and administrative	4,107	3,768	2,112	1,903
Total cost and expenses	31,382	28,773	15,594	14,672
Operating income (loss)	658	(321)	897	(563)
Other income	100	181	50	91
Income (Loss) before income taxes	758	(140)	947	(472)
Income tax provision (benefit)	259	(45)	321	(155)
Net income (loss)	$499	$(95)	$626	$(317)

Earnings (Loss) per share:
Basic	$0.04	$(0.01)	$0.05	$(0.03)
Diluted	0.04	(0.01)	0.05	(0.03)

Weighted-average common shares outstanding,
used in computing earnings per share:
Basic	11,803	11,709	11,816	11,731
Diluted	12,026	11,709	12,031	11,731

TIMBERLINE SOFTWARE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited - Amounts in thousands)

	Jun 30, 2003	Dec 31, 2002
Assets
Current assets:
Cash and temporary investments	$12,914	$10,339
Accounts receivable	6,389	6,336
Other current assets	1,987	2,198
Total current assets	21,290	18,873

Property and equipment	20,585	21,202
Purchased software	1,510	1,784
Capitalized software costs	9,785	10,759
Other assets	634	685
Total assets	$53,804	$53,303

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,347	$1,169
Deferred revenues	19,164	18,388
Other current liabilities	3,796	3,623
Current portion of long-term debt	375	375
Total current liabilities	24,682	23,555

Deferred credits	3,746	4,129
Long-term debt	375	375

Shareholders' equity:
Common stock	355	353
Additional paid in capital	5,972	5,786
Accumulated other comprehensive income	41	27
Retained earnings	18,633	19,078
Total shareholders' equity	25,001	25,244
Total liabilities and shareholders' equity	$53,804	$53,303